Exhibit 10.7

2017 Incentive Compensation Plan

Personal Information

Employee Name: Jon McNeillJob Title: President, Global Sales and Service

Region: GlobalAnnual Target Variable Pay: $700,000

Manager: Elon MuskPlan Effective Date: July 1, 2017 – December 31, 2017

Incentive Plan Details

2017 Delivery and Service targets are set separately by the company, outside of the 2017 Incentive Compensation Plan.

Quarterly Delivery Volume Payout Scale (70%)
Attainment %	Payout % *
< 70%	0%
70%	50%
80%	67%
90%	83%
100%	100%
110%	120%
* Payout is linear between thresholds.

Annual* Service Payout Scale (20%)
Attainment %	Payout % **
< 70%	0%
70%	50%
80%	67%
90%	83%
100%	100%
110%	120%
*Measured from January 1 to December 31 of the applicable year, regardless of plan effective date. ** Payout is linear between thresholds.

Annual* Customer Service Payout Scale (10%)
C-Sat Score	Payout %
< 92%	0%
92%	70%
93%	80%
94%	90%
> 95%	100%
*Measured from January 1 to December 31 of the applicable year, regardless of plan effective date.

Variable Pay shall be paid in the form of cash, stock options or RSUs, subject to the Company’s standard policies.  Q3 and Q4 performance shall be evaluated after each quarter and paid out after the end of each quarter.  Once the payout amount is determined for a particular quarter, the Employee may choose the form of the Variable Pay for that quarter, if any, to be either cash, stock options or RSUs.  Any equity awards to be made pursuant to this plan are subject to approval by the Compensation

Committee of the Board of Directors and subject to the Company’s standard equity policies, including applicable holding periods and value calculations.

Plan Terms & Conditions

I. General

This 2017 Incentive Compensation Plan ("the Plan") consists of, in relation to the particular employee of the Company named above: (1) this document (the "Terms and Conditions") and (2) the Incentive Plan document applicable to the employee during Fiscal Year 2017 from time to time (the “Incentive Plan”). Signature of the Incentive Plan or acceptance of any payments under the Plan indicates acceptance of the Plan. Nothing in the Plan changes or modifies any offer letter or employment agreement that the employee has with the Company.

This Plan supersedes and replaces all other incentive compensation plans which would or may, but for this Section I.B, regulate compensation payable for (1) vehicle delivery transactions closed from July 1st, 2017 through December 31st, 2017, (2) service-related metrics during Fiscal Year 2017 and (3) customer service satisfaction metrics during Fiscal Year 2017.

The Company agrees to pay compensation under the terms and conditions of the Plan. The employee covered by the Plan agrees to:

a.	Accept as full compensation the compensation paid under the Plan.
b.

Abide by the latest applicable published Company and Group policies each as amended from time to time, and as may be applicable in a particular country, including these Terms and Conditions and/or other guidelines that may be issued from time to time.

II. Administration and Approvals

The CEO or CFO, or his/her authorized representative, shall have the final responsibility, authority and discretion in all matters of administration or interpretation of the Plan. Such authority is subject to any additional approvals required expressly by these Terms and Conditions.

Incentive Plans, if any, issued in subsequent months, quarters or years will not necessarily have any association with or similarity to those of prior months, quarters or years, but  will be at the Company’s sole discretion.

These Terms and Conditions are subject to revision only on a prospective basis.

The Company shall make the final and binding determination of any amount payable under the Plan and reserves the right to adjust, modify or change the Plan at any time before a payment or award is deemed to have been earned, either during or after the close of the fiscal quarter or fiscal year. Payments or awards are not deemed to have been earned, until the Company makes any and all final determinations and adjustments, modifications or changes. Adjustments, modifications and changes may be made to any terms and conditions of the Plan and may result in a decrease or an increase in actual or potential compensation. Such changes are valid only if approved in writing by the CEO or CFO or his/her authorized representative.

Payment or grant of an award does not indicate that such payment or award is earned, which will be determined in accordance with the Plan. Individual statements of payments are usually made available in hard or soft copy to coincide with the payment or award. Upon receipt of the individual statement, any discrepancies must be brought to the attention of the CEO or CFO immediately, but in any event not more than 30 days after the statement was issued. Adjustments to payments or awards earned will not be made for discrepancies identified after this time unless approved by the CEO or CFO or his/her authorized representative.

III. Effective Dates & Sales Practices

The Effective Date shown on the Incentive Plan, where applicable, indicates the date on which the metrics shown on the Incentive Plan become effective, except for metrics measured over the course of a period that is longer than the effective period of the Plan, as indicated in the Incentive Plan.

If the employee is on a paid or unpaid leave of absence, including but not limited to short or long term disability leave or leave of absence because the employee is suspended, the employee will not be eligible to earn payments or awards during the leave, unless otherwise required by law. Payments or awards will continue to be made to the employee during the leave period to the extent earned prior to the leave period.

The Company reserves the discretion, as detailed in Section II. D of the Administration and Approvals section of these Terms and Conditions, to make decisions with respect to global crediting policies, business practices, sales policies & procedures and/or other guidelines that may be issued from time to time to suit the best interests of the Company.

IV. Termination of Employment and Internal Transfers

Subject to applicable law, the employee's ability to earn payments and awards under the Plan terminates on the employee’s last date of employment with the Company.

The final amount of any payment or award due to the employee’s employment ending is only that earned and payable, pursuant to the terms and conditions of the Plan, up to and including the employee’s termination date.

On termination of employment, performance targets are not pro-rated (e.g. sales targets are not reduced to reflect the actual time that the employee was covered by the Plan).

Either the employee or the Company may terminate the employment relationship, with or without cause, at any time and for any reason with or without notice, subject to the terms of the employee’s offer letter or employment agreement, as the case may be, and applicable local law. No one at the Company is empowered, unless specifically authorized in writing by the Board of Directors, to make any promise, expressed or implied, that employment is for any minimum or fixed term, or that cause is required for termination of or change in the employment relationship, except as otherwise required by an employee’s employment agreement in jurisdictions outside of the United States.

V. General Provisions

A. Enforceability – Severable Provisions

If any provision of the Plan, as applied to any party or to any circumstance, shall be found by any court, within the United States or outside of the United States, to be void, invalid or unenforceable, the same be limited only to the relevant jurisdiction and the relevant party or circumstance and shall in no way affect any other provision of the Plan, the application of any such provision in any other circumstance or the validity or enforceability of the Plan, which shall remain in full force and effect.

B. No Violation of Law

Nothing herein shall be construed as an agreement by any party to do anything which is in violation of law or in violation of the public policy of California, any other state or any other country.

C. Merger and Integration

The terms of the Plan, being these Terms and Conditions and the specific Incentive Plan applicable to the employee covered by the Plan, constitute the entire understanding of the employee, and the Company and each member of the Group, in relation to its subject matter and supersede any and all other agreements, representations, and/or understandings, written or oral, regarding any subject covered herein.

/s/ Jon McNeill___________________

Employee Name: Jon McNeill

Job Title: President, Global Sales and Service